Pioneer Railcorp Wholly-Owned Subsidiaries


Alabama Railroad Co., incorporated in Iowa
Alabama & Florida Railway Co., incorporated in Iowa
Decatur Junction Railway Co., incorporated in Iowa
Fort Smith Railroad Co., incorporated in Iowa
Minnesota Central Railroad Co., incorporated in Iowa
Mississippi Central Railroad Co., incorporated in Mississippi
Pioneer Air, Inc., incorporated in Iowa
Pioneer Railroad Equipment Co., Ltd., incorporated in Iowa
Pioneer Railroad Services, Inc., incorporated in Iowa
Vandalia Railroad Company, incorporated in Illinois
Wabash & Western Railway Co., incorporated in Iowa
West Michigan Railroad Co., Incorporated in Iowa